Exhibit 99.1

PFSWEB

Moderator: Garth Russell

November 14, 2013

11:00 a.m. ET

Operator:	Ladies and gentlemen, thank you for standing by and welcome to the PFSweb third quarter 2013 earnings’ conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you. I’ll now turn the call over to Garth Russell, KCSA Strategic Communications. Please go ahead sir.

Garth Russell:	Thank you. Before turning the call over to management, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘will’, ‘guidance’, ‘confidence’, ‘target’, ‘project’, and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and may involve and are subject to risks, uncertainties, and other factors that may affect PFSweb’s business, financial condition, and operating results which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements. During the call, we may also present certain non-GAAP financial measures, such as EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales, and certain ratios that use these measures.

In our press release with the financial tables issued earlier today to which your attention is directed on the website, PFSweb.com, you’ll find our definition of these non-GAAP measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures, and a discussion about why we think these non-GAAP measures are relevant.

These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures. At this time, it is now my pleasure to turn the floor over to Mike Willoughby, CEO of PFSweb. Mike, the floor is yours.

Mike Willoughby:	Thank you, Garth. And thank you everyone for joining us on today’s call. Let me quickly outline the agenda. I will begin with an update on the key highlights from our third quarter, and following my remarks, Tom Madden, our CFO, will take you through an overview of our financial performance.

We will then open the call for questions. As we have previously stated, 2013 is a transition year as we restructure our operation and feel the impact from the loss of certain client programs. We’ve also said the third quarter of this year would be the revenue trough of this transition period before we saw sequential improvements in the fourth quarter as we realized increased benefits from new and expanded client relationships and seasonal client volumes.

Taking these factors into consideration, our performance for the September 2013 quarter was generally in line with expectations. As a result, we’re reiterating our previous guidance of 2013 service fee equivalent revenue of $110 million to $115 million; adjusted EBIDTA of $9 million to $10.5 million; and we currently expect to be toward the higher end of the range for both targets.

Now turning to a new business update. The highlight of the quarter has to be the signing of the contract with the United States Mint. This contract is for the design, development, deployment, and operation of an end-to-end Omni-channel commerce solution for their numismatic business.

We’ve already begun the discovery and design portion of the deployment phase of the project with an expected launch in the third quarter of 2014. Our 10-year contract with the United States Mint consists of a 1-year development project, plus a 5-year initial support period, followed by a series of four 1-year optional extensions.

Many of you may remember this was a very large client of ours from the past that typically contributed to our service fee revenue generally around $17 million to $20 million per year. And while we will provide a much broader range of services to the United States Mint under this contract, program activity levels will be somewhat lower than they were five years ago.

Therefore, we expect this contract to initially contribute service fee revenues in a similar range as before. We also announced the launch of a direct-to-consumer solution for a leading Fortune 500 apparel and home fashion retailer.

We referred to the implementation of this client in prior conference calls, and although we were not permitted to specifically name the client in the past, we are now able to disclose that this exciting new brand is TJ Maxx. We are supporting the TJ Maxx brand under an enterprise agreement with the TJX Companies, Inc., which includes order management, payment processing, fraud management, customer care, and order fulfillment services.

The enterprise agreement includes the potential for other TJX brands to be added to the program in the future. And we’re delighted to finally be able to speak publicly about this client win, and even more excited about the revenue potential this enterprise relationship will bring in the future as TJX ramps up this program. We’re also excited to have announced the em michelle phan ecommerce program as part of the L’Oreal Luxe group and the Clarisonic ecommerce program as part of the L’Oreal USA group, and both of those have gone live.

As a reminder, we now provide a complete direct-to-consumer solution for eight L’Oreal brands in conjunction with their direct relationship with Demandware.

We continue to win engagements for both new clients and new brands within our existing client portfolio, and we hope to communicate more details about these exciting new programs in the future. We now have a net total of 81 client programs live around the world, which is up just slightly as compared to the prior quarter due to a combination of these previously announced client transitions and new program launches coming on this quarter.

Thirty-one of those eighty-one programs are end-to-end programs. We currently have six programs in implementation and scheduled to go live periodically over the next six to nine months including that win with the United States Mint. With regard to our iCommerce initiative, we’re happy to announce the expansion of our relationship with Roots of Canada to include our iCommerce omni-channel solution that we announced earlier this year.

This expanded solution leverages the full range of PFSweb’s iCommerce technology ecosystem, including PFSweb’s iCommerce product content management powered by Riversand, and “Endless Aisle” application developed for Roots using the Shopatron Distributed Order Management platform and PFSweb’s iCommerce agent application for in-store customer service.

This new solution has already delivered a significant financial and operational benefit to our client in the first month of production, and we look forward to seeing what this quarter will bring as they leverage the “Endless Aisle” functionality during their holiday peak season. With our first iCommerce Omni-channel client onboard and fully operational, we will now seek to onboard additional clients and perspective clients onto this program.

By leveraging our Omni-channel capabilities, our multi-channel clients can offer their customers new delivery options and service levels, including pickup in store and courier delivery as our clients seek to compete with delivery options promised by Amazon and other large online retailers. With regard to our strategic relationship with transcosmos, our business development teams continue to work actively together to manage the tremendous interest we have received from Asian brands looking to launch ecommerce programs in the U.S. and in Europe.

We refer to this sales’ pipeline as Project Atlantic. We mentioned on the last conference call that we had made progress in engaging with a startup Asian luxury products brand and we have now progressed into contract discussions with that opportunity. We are also excited to see several enterprise class opportunities moving through our Project Atlantic sales pipeline.

With regard to the opportunity to help our existing and perspective clients build out their ecommerce presence in Japan and China, the opportunity we call Project Pacific, we continue to make progress in deploying our technology and services into China in preparation for our first client. We are in discussions with a client interested in partnering with us in launching a program next year.

Although our relationship with transcosmos is still in an early stage, we could not be more excited with how it is developing. Including the business development opportunities from our transcosmos relationship, our new business pipeline currently sits at approximately $45 million in average annual contract value based on client projections.

The pipeline is down somewhat from the previous quarter based on signing the United States Mint contract, but reflects new opportunities that partially replace that large contract in our pipeline. Before turning the call over to Tom, I want to just quickly discuss the holiday period. With the official start of the holiday shopping season only a few short weeks away, we are finalizing our preparation.

Shop.org, the digital division of the National Retail Federation, is predicting a 13 to 15 percent jump in ecommerce sells compared to the holiday season last year. To put it another way, shop.org expects that consumers may spend as much as $82 billion online in the U.S. this year. Based on our own internal estimates, in conversations with our clients, we expect many of our current direct-to-consumer clients to see year-over-year increases inline or greater than those projected overall industry trend.

This holiday season will be exciting for us as we seek once again to perform at very high levels for our clients. We have a number of significant new client relationships that will be ramping up during the holidays. And utilizing our state-of-the-art technology platform, we believe we are well prepared to build on our very strong 2012 holiday performance as we help our clients maximize their holiday sales performance.

We look forward to providing you with a recap on our next conference call. With that, I’d like to turn the call over to Tom, for a detailed review of our third quarter 2013 financial results. Tom.

Tom Madden:	Thank you, Mike. And good morning everyone. I want to spend a little time providing some additional color on the September quarter results reported earlier today, as well as the preliminary view into 2014. Before doing so, I want to remind everyone, especially newcomers to our PFSweb story, that when we provide our discussions about our financial results, we often discuss our service fee equivalent revenue activity.

This metric is calculated by taking our service fee revenues which is the primary business activity we perform and adding the gross margin on our product revenue business, so that both businesses can be measured on a similar service fee basis. For our service fee business, while we experienced a decrease in revenue on a sequential and year-over-year comparison basis due to the client transitions, we generated solid growth from new and expanded client arrangements.

Our overall gross margin for our service and activity was approximately 32 percent for the quarter, as compared to approximately 26 percent last year, and as compared to our targeted range of 25 percent to 30 percent. This strong September 2013 quarter gross margin results was driven by increased level of higher margin professional and technology services including project work, as well as operating efficiencies.

In addition, the service fee gross margin in the September 2013 quarter included an incremental benefit of approximately 0.2 million due to certain client transition related agreements. We continue to target an overall gross margin of 25 percent to 30 percent on existing and new service fee clients.

And we expect to perform within this range for the remainder of this year. We do remain focused, however, on increasing the level of higher margin service fee activity, including our professional services model and technology related services to help offset what can often be lower gross margin activity in certain, more commodity like service areas of the business.

For our product revenue business, as expected, we also saw a decrease as compared to the prior year due to the impact of the restructured activity by our largest client in this segment. Gross margins in this business also declined somewhat due to a higher percentage of our product revenue being generated from lower gross margin product categories.

Our SG&A increased somewhat as compared to the prior year primarily due to an increase in personnel related costs, including healthcare cost and also increased facility related costs and an increase in non-cash stock compensation expense. Looking forward, we are continuing to work on optimizing our cost structure to increase efficiencies and operating leverage as we go forward.

As we turn to the balance sheet, our total cash and cash equivalent, as of September 30, 2013, was approximately $21 million. And our total debt was approximately $12 million. As a result, our net cash to debt position, as of September 30, stood at approximately $9 million positive, which is relatively consistent with where we were at the end of June.

As you may recall, our overall net cash position was strengthened in May of this year by the cash infusion from our $14 million equity raise, applicable to our strategic alliance with transcosmos. Mike already covered our outlook for quarter four of 2013, as well as our full calendar year of 2013.

So I won’t go through those again. But instead will provide some initial guidance for next year. As we look towards 2014, we expect to complete our recovery from the impact of the previously announced client transitions, as we begin to benefit more from the 2013 restructuring activities, and the onset of new client contracts, including the United States Mint.

At this time, while we continue to work with our clients on their 2014 projections, our preliminary outlook is that we are targeting 2014 service fee equivalent revenue to be in the range of $127 million to $133 million and adjusted EBITDA to be in the range of $12 million to $14 million.

Here are some additional insights on our guidance for 2014. First, the 2014 service fee revenue targets reflects an estimated increase in fees generated from our current and projected new clients of more than 20 percent as compared to 2013. Our gross margin for the service fee business is expected to be within our targeted range of 25 percent to 30 percent.

Our product revenue segment is expected to continue to climb approximately 20 percent in revenues on a year-over-year basis and operate at a gross margin level of approximately 6 percent. We are driving toward maintaining our SG&A level relatively constant with the current year performance excluding the restructuring expenses in 2013 even with the targeted higher service fee equivalent revenue expected.

Depreciation expense is expected to increase moderately as compared to 2013. From a quarterly perspective with the anticipated launch of the United States Mint contract in the last half of 2014, we also expect the new contract revenue to be substantially back-loaded during the year.

While this is expected to result in a strong run-rate in revenue and adjusted EBITDA profitability, as we exit 2014, our year-over-year quarterly performance comparisons in the first half of 2014, versus the similar periods in 2013, will be down until we fully anniversary the impact of the client transitions from earlier this year.

Now I’d like to turn the call back over to Mike for some closing remarks. Mike.

Mike Willoughby:	Thank you, Tom. I wanted to briefly comment on our investor relations activities. Over the past several months, Tom and I had racked up some serious frequent flier miles traveling the country to present at investors’ conferences and non-deal road shows. We met with the cross-section of investor, retail and institutional, generalists, and sector specific, value and growth, large asset base and small.

And we came away from those meeting encouraged by the support we received as we worked to unlock shareholder value. We’re also appreciative of the feedback we’ve received on ways we can better articulate our value proposition to the investment community. And as we head into the final stretch of 2013, we plan on continuing to be aggressive in our investor relations effort.

This management team is committed to increasing transparency and visibility into our business. And we look forward to continuing our dialogue with the investment community. I’d like to thank everyone that attended the call today, as well as thank our employees for their hard work in delivering the highest levels of service and value for our world class customers.

We’re incredibly excited with the positive developments in our business and we’re fully committed to delivering the best possible returns for our shareholders. This concludes our prepared remarks and I’d like to open up the call for questions. Operator.

Operator:	At this time I’d like to remind everyone if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from the line of George Sutton, of Craig Hallum.

Jason Kreyer:	Hey, good morning guys. It’s (Jason) on for George actually.

Mike Willoughby:	How are you?

Jason Kreyer:	I’m good, thank you. Say, Mike, you talked on the call about the one customer in Project Atlantic. You gave an update on the progress towards last quarter. And I’m just wondering if you can talk a little bit more about where you’re at in signing that customer up and bringing them onto the U.S. platform? And kind of what more needs to be done with that customer.

Mike Willoughby:	Sure. Well, we did update the last conference call that we were moving them through the pipeline. Today, we updated that we were in contracting, you know, with that client. Which means that the nature of the engagement has been defined and the proposal work is done. And now we’re really just talking about some contract details.

As you might imagine with the first client in this category, there were, you know, some additional details to work out compared to what we might have seen with a typical small client coming from the U.S. But I think we’re making good progress on that deal. And to this particular quarter, we added a little bit of color around how they’re positioned.

And that they are a luxury products category manufacturer. They have a nice business in Japan. Fairly recognized brand there. And we look forward to helping them launch this brand here in the U.S. That means the initial expectations for the contributions of this client will be modest. But there is, you know, nice potential with the brand.

So we’re basically at the finish line with that small Asian brand deal.

Jason Kreyer:	And I think last quarter you had said the customer was wanting to be up-and-running ahead of the holiday season. Is that still the case?

Mike Willoughby:	Clearly that would be a very difficult thing to do. They reset their expectations for a launch in early Q1 and I think if they set their marketing plans appropriately—I’m not sure that the holiday would have necessarily been a big benefit for them as they’re launching this brand, you know, in the U.S.

But we’re certainly, you know, supporting their current plans for launching early Q1.

Jason Kreyer:	OK, perfect. Thank you. And then to kind of take the other side of that. So you talked about the other customer that you’re in talks with in the Project Pacific. Just wondering what more needs to be done to the platform there to integrate some existing transcosmos customers? Are there more investments you need to make in the platform? Or are you kind of ready to go to accept their customers at this point-in-time?

Mike Willoughby:	Right, so just to be clear. The opportunity to onboard clients into the solution beginning in China really has more to do with our current clients or prospects in our pipeline and less to do with clients that are currently clients of transcosmos. So the process that we’ve been going through is two-fold.

One is making the appropriate changes to our technology platform to operate in China, which has to do with integrating with the appropriate payment gateways, performing some localization work such that the important screens or pages in a website that, you know, customer service agents would use or personnel that are interacting with the system in China presented in the appropriate language with the appropriate character set, that’s all kind of technical work that needs to be done for deployment.

We had indicated before that that effort we thought would sort of take through the end of this year and into the first part of next year to do the technical work. And that’s going according to schedule and according to expectation for us. The second component is to work with our client base to find a client that was willing to be the first to launch into China.

Our pattern has always been when we’re doing major initiatives to partner with a client that is willing to go into a new geography or into a new program, like we just did with (Roots of Canada) on our Omni-channel solution and partner with us in, you know, to an extent experimenting or piloting, you know, the launch.

And we believe that we have a client who’s very interested in being the first. That is willing to, you know, travel that journey with us including, you know, probably a few bumps along the way. But we’ve been very successful in taking that approach in the past. And once launching a client, you know, moving to expand with other clients, you know, once you’ve kind of worked out the wrinkles.

So, hopefully, you know, next conference call we would have an update where we’re able to actually talk about the client and a more tangible roadmap. But I would say generally we’re on track with what we had indicated early around our expectations to launch clients in China, you know, next year.

Jason Kreyer:	OK, great. And then just the last one for me. I know you guys have opened up some capacity in your data centers and maybe this one is better for Tom. But just wondering if you can talk about what kind of incremental margins you expect to recognize as you sell into that available capacity in the distribution centers?

Tom Madden:	Sorry. Can you repeat the question? Did you say the technology centers or the data centers or the distribution centers?

Jason Kreyer:	Sorry, the distribution centers. I know you have some capacity there and I would assume that as you fill that capacity you can have a higher incremental margins than you’re currently recognizing. Correct?

Tom Madden:	That’s correct. And sometimes from my financial reporting standpoint, we put some of that under-utilized costs in SG&A as opposed to cost of fees. And as it gets utilized to support clients, it gets reclassified up into cost of fees. So it may not necessarily have an impact on gross margin, but it will have an impact on our adjusted EBITDA and profitability as we’re able to bring more clients on, utilize that existing space to support those clients, and generate the incremental fees applicable to it.

So, from an operating income standpoint, those new client activities will clearly help us as we are able to fill up those that space capacity.

Jason Kreyer:	OK, perfect. Thanks a lot guys.

Mike Willoughby:	Thanks, Jason.

Operator:	Your next question comes from the line of Mark Argento, of Lake Street Capital.

Mark Argento:	Good morning, guys.

Tom Madden:	Morning, Mark.

Mike Willoughby:	Hey, Mark.

Mark Argento:	I wanted to spend a little time better understanding the potential pipeline or pipeline of new business and in particular your relationship with Demandware. You know, clearly Demandware is growing rapidly, given some of the reported numbers. And it looks like they’ve been a great partner for you guys.

Can you talk a little bit about, you know, your sales group and, you know, how you guys interrelate with the Demandware? Did Demandware bring opportunities to you? Do you bring opportunities to them? Maybe talk a little bit about kind of the RFP process and how you guys actually win business.

Mike Willoughby:	Sure. One of the challenges when we’re talking about our sales process is trying to generalize because every engagement actually is different and unique. So generality sometimes are challenging. But I think describing our relationship with Demandware it’s a very strategic relationship.

I think it’s a very synergistic relationship because the services that we can provide in an end-to-end model, I think, are very compelling for certain clients, particularly those that are in our core categories. And so when Demandware is, you know, with their substantial sales force, and sales and marketing resources are out in the market talking to clients that are ready to re-platform from a smaller end-to-end provider or a direct competitor of ours.

Or when, as the Demandware sales reps are talking to prospects and are hearing the kind of requirements that would indicate than an end-to-end model – full-service model is appropriate, we certainly are the go-to provider here in the U.S. to help them to engage and win those deals, rather than seeing those deals go to a competitor with an end-to-end solution and in different platform.

So we do see lead generation activities from Demandware. We are certainly taking responsibility for our own lead generation activities in the market and in, you know, constant communication with prospects that we believe are appropriate for our model. As indicated with our L’Oreal relationship, we also have opportunities with Demandware where there’s a direct relationship with them for the platform.

But we can still provide all the rest of our services wrapped around that direct relationship and provide a lot of the value proposition associated with end-to-end even though the client might have a direct relationship with Demandware. I actually wouldn’t be surprised to see that kind of engagement increase over time as Demandware continues to expand up-market and to offer more and more services that are targeted at supporting large enterprise clients.

We’re fine with that. We think that our value proposition in that scenario is very high. If you also listen to Demandware and their objectives going forward, they’re definitely looking to focus, you know, up market and in enterprise class which is very consistent with our strategy. They’re also looking to increase their efforts in Europe to take advantage of a very nice opportunity there.

That’s also aligned with our strategy. One of our direct competitors in Europe is having difficulties which creates a competitive opportunity for us. And, you know, we’re looking to capitalize on that opportunity in the marketplace. So I think we’re very well lined. We cooperate in our sales cycle appropriately to jointly engage to win deals. And I certainly see Demandware as being an important part of our strategy, you know, going forward as we look at these – both mature markets and emerging markets together.

Mark Argento:	Do – is there – is the vast majority of your end-to-end implementations – are you using Demandware? Or will you use other types of ecommerce engine platforms when you do your implementations?

Mike Willoughby:	Sure. So when we do an end-to-end engagement it is always going to be on the Demandware platform. That’s the platform that we resell and support as part of our end-to-end. So that being said, if you look at our current 81 programs, 38 of those programs are on the Demandware platform, either because we’re reselling the platform as part of our end-to-end offering, or the client is direct with Demandware and we’ve wrapped the rest of our services around that.

So 38 of our 81 engagements involve Demandware either as us as a re-seller or us participating with that direct relationship. That being said, then we have several other platforms that we have active integrations with including Magento, IBM Web Websphere, Hybris, and ATG, as well as a couple of other in-house type platforms that clients have operating.

So we have the ability to engage with all of the rest of our services around another platform and frequently do that. And those scenarios we’re not re-selling platform or currently providing any development assistance around that platform.

Mark Argento:	All right, that’s helpful. And then switching gears to some of the new customer wins, of course, U.S. Mint, nice win. Sounds like that will hopefully impact second half of 2014. And Tom, I just want to make sure I understood, you said, in your comments on prepared remarks, did you say the front half of 2014 should be down year-over-year relative to the second half of the year as some of these new contracts kind of kick in?

Tom Madden:	That’s correct. So as we look – until we fully anniversary the transition activity from some of the clients from this year, some of those clients still contributed to us in Q1 and Q2 and to a small extent in Q3. So until we fully anniversary those client transitions away, we’re still going to see in the early part of next year, from a comparative standpoint with the same quarter of 2013, a downward trend.

But on an overall basis, as we then start seeing the full impact of these new client activities, including the U.S. Mint, started in especially in Q3 and Q4, we’ll see nice ramp-up there from a top-line and bottom-line standpoint.

Mark Argento:	And then could you remind us on the – on your relationship with TJ Maxx—how many sites do you have up and running right now? And what’s the opportunity there?

Mike Willoughby:	So TJX Companies chose to launch the TJ Maxx brand site first on the program, which makes sense. It is the cornerstone brand. You know, their approach is to do this the right way and to be excellent at every aspect of it. So I think they are being appropriately conservative in the rollout. As we indicated on the conference call, there is the potential for additional brands to come on to this platform.

And if you look at the TJX portfolio, certainly Marshall’s is a great addition to that portfolio, having a very similar product category as TJ Maxx. We’re quite excited about the potential of the Home Goods brand joining that portfolio being in a different product category and having some different sort of inventory dynamics and, you know, financial profiles so that’s exciting to us.

We would characterize that as potential at this point because we don’t have a committed schedule, but I think, you know, it’s fair to say that TJX is committed to the online channel and views this as a very strategic opportunity for them to support their brands.

Mark Argento:	OK. And then shifting gears to kind of the operating expenses. You guys have done a better job it looks like of controlling expense in terms of the SG&A. Although, I’m still – I’m under the understanding that a decent chunk of that $44-$45 million dollars a year that you’re spending in that SG&A line is related to, you know, it just isn’t corporate overhead but it’s related to the, you know, supporting the, you know, the business and in terms of almost like a cost of good.

Is there any way we can get a better idea of what kind your corporate overhead expenses relative to the cost to support the business? Because, you know, just on its face, you know, $40, $45 million relative to $130 million or $120—$130 million service fee equivalent revenue line and, you know, kind of a blended 20 percent gross margin business. I’m trying to see how there’s more leverage – or how the leverage kind of develops in the model a little bit more.

Can you talk a little bit about what’s in that $45 million, you know, are you pre-spending? Do you have excess capacity in that number in terms of additional warehouse space? Maybe you could kind of crack that number open a little bit if you could.

Tom Madden:	OK, so the – you are correct. The $45 million for this year — first of all that number does include some restructuring charges early this year. So the real run-rate is, you know, somewhere in the low $40 million range. As we look at that, while it includes our corporate overhead piece and sales and marketing and IT, there are other costs that are included in that business that are associated with running the business and supporting our clients.

And as I indicated earlier, there is also some –to the extent that a facility is somewhat under-utilized because it’s not full yet from a client’s standpoint. Some of those costs that are not being utilized, we allocate to SG&A as opposed to cost of fees. If you talk to different companies that are going to allocate things a little bit differently, we feel like ours is an appropriate way of measuring our client profitability and keeping track of SG&A.

As we look to the future, it’s really our objective to minimize any future SG&A increases from the level that we’ve got today. And, you know, grow the top-line of the business as an incremental service fees and the gross margin contributions from those, with just minimal increases from a SG&A standpoint. And as my guidance for 2014 indicated, you know, our objective next year is to kind of hold the SG&A line relatively in check as compared to 2013 even on a revenue number, depending on the range is somewhere 10 to 12 percent higher on a year-over-year basis.

So – it’s a focus of ours to ensure that we continually to monitor that closely and control those costs. We also, as we explore the business, we have to keep in mind that appropriate investments are being made in order to support the long-term growth of the business. So we’ve got investments in sales and marketing and other areas, implementation and costing of, that we believe are the appropriate investment in order to support the long-term growth opportunities that are out there for us.

So it’s a continuous balancing act that we play to, you know, to ensure that in short-term we’re creating the right financial result for us. But also in the long-term making sure that we’re in a position to take advantage of the opportunities that are out there in both U.S., Europe, and now China marketplace.

Mark Argento:	Great, that’s helpful. Congrats on a strong quarter guys.

Tom Madden:	Thank you.

Mike Willoughby:	Thank you.

Operator:	Your next question comes from the line of Wilson Jaeggli of Southwell

Wilson Jaeggli:	Good morning and congratulations on the sequential improvement here. Or actually sequential improvement to come. Help me here a little bit with your pipeline and how you define that. You’re talking about $45 million in annual – average annual contract value. Is that just applicable to your current customers?

Mike Willoughby:	No, so the pipeline consists of opportunities that we have where we’ve delivered a proposal to a perspective client and that could be a brand new client to us that we’re not currently engaged with. Or it could be a client relationship that we have where there’s a new opportunity and a different geography or with a new brand – supporting a new brand with a new program.

So it’s mix of current clients and new clients.—

Wilson Jaeggli:	And so it’s not organic growth in your current relationships?

Mike Willoughby:	No. It’s incremental growth even if you’re talking about a current client, it’s for a new brand or a new geography.

Wilson Jaeggli:	I understand. And this is kind of what – is this a projection over the next 12 months?

Mike Willoughby:	So the average annual contract value is based on client projections for a full year, you know, it depends on whether you’re looking at, you know, a contract of three to five years. Sometimes it’s kind of the mid-point. We have to look at whether this is a mature business, that we’re onboarding. Or a startup, you know, type opportunity and try to have a reasonable estimate of what the average annual contract value would be over, you know, the life of the contract. So there’s a little bit of work to do in arriving at the estimate, but we start with client projections that are delivered to us.

Tom Madden:	And again, as Mike indicated, it represents a one year of revenue for those clients if we work to win that client arrangement.

Wilson Jaeggli:	I got you. So it dropped down from $55 million in the previous quarter here because of the signing up of U.S. Mint.

Mike Willoughby:	Correct. So once we sign a contract with a client, we move it out of this pipeline number. So now we’re implementing the deal. The deal is not actually going to go live until Q3 of next year. So it’s going to take us, you know, the next 10 months to implement the deal. But it’s contracted and so it will move out of this pipeline.

And if you look at the range we kind of indicated for the average annual contract value, you would see that we’ve replaced – partially replaced that deal in the pipeline with other incremental deals.

Wilson Jaeggli:	Right, I guess, you’re talking about the U.S. Mint not kicking in until the third quarter having a potential revenue of $17 to $20 million. So I guess you would have some revenue in the third quarter and then you would have it ramped up fully in the fourth quarter with the U.S. mint.

Mike Willoughby:	That’s our expectation.

Wilson Jaeggli:	OK and so that is a negative that gets subtracted here from your pipeline. Help us here – a question here – a little more info on the TJ Maxx contract, which obviously, seems very exciting. When would that go live?

Mike Willoughby:	Well the TJ Maxx site launched in October, I think.

Wilson Jaeggli:	Oh, October of next year?

Mike Willoughby:	No, this year.

Wilson Jaeggli:	OK, you’ve gone live here in October?

Mike Willoughby:	Right. The site is live. It launched. TJX – their ambitions were to have the somewhat soft launch without doing a lot of publicity. So it was a fairly quiet launch. Although the day after their launch, I think the Boston Globe picked up on the fact that they were online again and wrote a big article. So there was a little more buzz around the launch then maybe what TJ Maxx was expecting.

But from that point, you know, they have had, as I said, had a fairly conservative rollout as they’ve looked to really make sure that they’re doing everything with excellence. So the site is live. And we would expect it to tramp up, you know, gradually over the, you know, next year to 18 months.

Wilson Jaeggli:	1 year to 18 months. So you don’t have all their current product on your site yet?

Mike Willoughby:	No if you’re to go shop the site, you would see, you know, some limited categories, mainly womens’ fashion. So there’s lots of opportunity for them to expand categories and add product as they ramp up the program.

Wilson Jaeggli:	OK, can you give us a range of what service revenue and potential might come from this relationship?

Mike Willoughby:	No, I can’t. We typically don’t break out on a client-by-client basis. Even the communication we’ve done with the U.S. Mint is a little unusual but the—because the Mint to government agency there had been some indication of the contract value that was already out there.

So we needed to make sure we provided, you know, a realistic estimate. It’s also challenging on a startup type deal like TJX to pinpoint that. So we haven’t broken that out.

Wilson Jaeggli:	Yes, I see. Well that’s too bad. I’d hoped you were starting a new trend here. Tell me if you would the history of the TJ Maxx had it gone silent for a while? Gone dark? And did you win it from a third party? Or was this an in-house service that TJ Maxx offered?

Mike Willoughby:	No, so the TJ Maxx site, they were not online prior to the launch of the site. They had been online for a brief time. I think back in the 2007, 2008 timeframe. And the program did not meet their expectations. They also had some issues – you may remember around the same time – around the data privacy concerns in their store point of sales system.

Wilson Jaeggli:	Oh, yes. Right.

Mike Willoughby:	So TJX kind of took that opportunity to kind of reset and look at how they could be online with excellence and, you know, have a commanding presence in their sector online. And their relaunch was very well done making sure that there were no opportunities or stumbles, or you know, not doing it 100 percent.

Wilson Jaeggli:	OK, and previously when they had their site up it was done internally?

Mike Willoughby:	I’m not sure of all of the –

Wilson Jaeggli:	Not sure of the history –

Mike Willoughby:	Not sure of the history of that.

Wilson Jaeggli:	OK, all right. Oh and OK that concludes my questions. Thank you very much.

Tom Madden:	Thank you.

Operator:	Your next question comes from the line of Scott Tilghman of B. Riley.

Scott Tilghman:	Thanks, good morning.

Mike Willoughby:	Good morning, Scott.

Scott Tilghman:	I wanted to touch on three things and I’ll sort of all those out upfront. First, just on the design and implementation process with the new customer wins. Wondering what, if anything, are you getting in terms of upfront monies during that process or if everything is deferred until you actually go live.

Related to that with some of these new programs, are you getting guaranteed minimums beyond just the cost of implementation or not. And then just third, thinking about the new customers that are coming to you, versus some of the other solutions out there – essentially going direct to their – their customer base, rather than choosing to partner with one of the more virtual mall-type operators – your big competitors.

What rationale are they giving for making that choice?

Mike Willoughby:	I’ll let Tom take the first two and I’ll take the third.

Tom Madden:	OK, so from a startup standpoint, our objective is to be paid by our clients for the effort that’s involved with the startup activity applicable to launching a new site and the integreation effort that goes along with integrating our system and theirs and setting everything up.

So that’s generally our targets. Sometimes we’ll do things a little bit differently there, but generally our cash flow is somewhat neutral with the cost and startup activities that are involved. Once that happens, we generally recognize the bulk of that startup related activity on an amortized basis over the life of the contract.

So, you know, to the extent that it, you know, it’s a $500,000 startup and it’s a three-year contract, we’ll recognize both the revenue and the cost over that three-year period.

Scott Tilghman:	So you’re not seeing any difference in the contracts today versus what you’ve seen over the last couple of years.

Tom Madden:	Yes, I guess the thing that would have changed over the last several years is that the startup amount and activity level has increased as we deployed more of an enterprise total end-to-end solution. And, you know, take into account our full scale of offering.

So the upfront activity and cost and revenue that we experienced applicable to the startup is higher than where it would have been previously. And so that means there’s a little bit more ending up on the balance sheet getting deferred.

On your second question in regards to the guaranteed minimums. We generally do have some type of minimums in place in order to ensure that on an ongoing basis that we’re getting paid at least for the infrastructure requirements that are out there to support the client regardless of whether the volume expectations are met or not.

So we usually have, you know, minimum storage footprint fees, account management support and other components that are tied into the contract. So even if the volume is significantly lower than the original expectations, we’re still at least – feel like we’re in position to cover most of the cost activity in the business.

Mike Willoughby:	So with regard to the third question kind of talking about competitive landscape and when a perspective client is evaluation, operating their own ecommerce initiative by leveraging our solution versus, you know, the option that they might have to sell through a site like Amazon.com or Ebay.

The first criteria I think we see our clients making decisions-based on is brand support. So most of our clients if you look at the products and categories are very interested in making sure that their brand is handled in an appropriate way, the websites are very customed , customer touchpoints are highly branded, and you simply can’t get that same brand experience through a large retail site like Amazon offers, whether that’s the website look-and-feel, the interaction with the customer, whether it’s the, you know, calls that may come into the call center that need to be handled, or whether it’s even the package and the way it’s delivered – gift wrapped and that sort of thing.

So brand support is kind of the number one criteria that helps a client determine whether they want to go with a large retailer versus a custom, you know, branded solution. Second, I think criteria is the customer relationship itself.

So when you’re selling through a retail site like Amazon, the customer is an Amazon customer. And when you’re selling through your own site that we operate, it’s your customer and so you have all the data, you own the transaction, you’re able to opt them into your email list, and market to them.

And none of those things are possible if you’re selling through an online site like Amazon where they own the customer, they’re opted into their email list and et cetera. That said, many of our clients do view Amazon or Ebay as an alternate channel and an opportunity to partner with them, particularly on end-of-life product or products that they want to clear out and they want to do that, you know, using them as an alternate channel.

So we have active connections with both Ebay and Amazon as we’re assisting our clients to move primarily the end-of-life product out using them as an alternate channel.

And right now the biggest opportunity, I think, that we have with our clients, as you may be aware, particularly Amazon has announced that they’re building warehouses all over the country in order to promise enhanced service levels for delivery. So you can get your product, you know, the next morning, or have it courier delivered even the same day because they’re building these warehouses all over the country.

We have an opportunity to help our clients that are multi-channel clients, and most of them are, to leverage their in-store inventories to deliver a similar service level without having to have the increased working capital to position inventory in warehouses all over the country.

So we think we have the real opportunity to help our clients compete with that, provide a similar service level at a lower cost, and still preserve their branding of the experience.

Scott Tilghman:	Great, thanks.

Mike Willoughby:	You’re welcome. Thanks for the question.

Operator:	Your next question comes from the line of Glenn Primack of Peak 6?

Glenn Primack:	Good morning. First question, within your 2014 guidance, is there an implied revenue stream at all from that first client win in China? Or potential client win in China?

Mike Willoughby:	Right. There’s really not at this point any benefit projected in that guidance. We haven’t gotten to the point where we would be in a position of estimating the revenue. As you might imagine, its a startup and with any of these opportunities would be kind of startups and so I’m not sure how much we would expect to have contributed in the first year. But there’s nothing in the guidance from that at this point.

Glenn Primack:	Sure. That’s great. And then on the gross margin front, as you continue to rollout your suite of professional and technology work, do you expect that mix to, you know, improve, so that your gross margins potentially can improve as you go through, I don’t know, say 15 or 16?

Tom Madden:	Yes, even as you take a look back over the last couple of years, you’ll see that our gross margin percentage has improved somewhat in our service fee business, as we’ve experienced a higher percentage of our activity coming from technology and/or the professional services. So, you know, our current target continues to be at the 25 to 30 percent range.

We’ve – we’d like to see an opportunity for us, you know, continue to trend upward there. There’s always going to be some pressures on the other side of the business with some of the lower margins, more commodity-like characteristics.

But it can continue to drive a higher level of professional fees and technology services, it should end up resulting in an improved overall gross margin for our service fee business.

Glenn Primack:	Great.

Mike Willoughby:	That certainly would be true of the way that we project the sort of organic growth of the business. We’ve also said in the past, and we’ll say here, we have an opportunity to accelerate that lift that we would get through M&A activities.

So to the extent that we execute on a plan to acquire a digital agency or technology services company, and that already has a revenue stream coming in at a much higher margin, then we have the opportunity to integrate that into our business model and affect our gross margins that way as well.

And it certainly is our part of strategy as we look at our four-year plan that we’re in the middle of executing.

Glenn Primack:	Well that’s super. I’m not really concerned with 2014. As I look forward into 2015 and beyond, I mean if you just kind of continue to execute on your plan, the stock should probably take care of itself and I don’t think you really need to spend a lot of time on the road meeting with investors because the tough period, it seems like is behind you and it seems like the combination of your strong paddling and decent current at your back is taking your canoe down the river pretty quickly.

Mike Willoughby:	Well I appreciate that.

Glenn Primack:	Yes, so like it’s specifically, like the EBITDA guidance that you’re giving for 2014 shows some pretty nice operating leverage. And so if that continues a little bit more into 2015, the EBITDA gets closer to $20 million, just on my back of my envelope stuff versus you know 10. And I put 10 times on that and that’s almost like a double in your stock.

Tom Madden:	Right and as I indicated—

Glenn Primack:	That’s a pretty easy story.

Tom Madden:	Yes –

Glenn Primack:	Given all the hard work that I know goes into it. I know it’s not simple but.

Tom Madden:	Yes great. We wish it was that easy. But as I indicated in my comments, you know, especially with the new contract activity that’s going to benefit us later part of next year, we feel like we’re going to exit 2014 with a strong run-rate from both the top-line and bottom-line standpoint that will hopefully feel strong improvement in our EBITDA performances as we look into 2015.

Glenn Primack:	Yes sure, Tom. You know how this works. As you go through 2014, people will start looking out at 2015. So stocks work more off of what that following year looks like versus what this one does when you get past all the noise and stuff.

So if you kind of keep your heads down and, you know, the productivity and morale over there continues to kind of ramp, you’re in pretty good shape.

Tom Madden:	That’s the plan.

Glenn Primack:	OK thanks.

Tom Madden:	Thank you.

Operator:	At this time, there are no further questions. I’ll now return the call to management for any additional or closing remarks.

Mike Willoughby:	All right. Thank you once again for participating in the call. As we’ve indicated, we have a very optimistic outlook. These new client wins are great for both morale and for our financial outlook. We will continue to engage with our investment community actively.

We’ll be out on the road talking about our plans. The sights we have in our future. And we appreciate your support. And if there are any questions that you have, you can reach out to us directly. We would love to hear from you. Thank you and have a great day.

Operator:	Thank you for participating in today’s conference call. You may now disconnect.

END